Exhibit (d)(11)(ii)

EQ ADVISORS TRUST

[FORM OF] AMENDMENT NO. 1 TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1 to the Investment Advisory Agreement effective as of [            , 2014] (“Amendment No. 1”) between AXA Equitable Funds Management Group, LLC, a limited liability company organized under the laws of the State of Delaware (“FMG LLC” or “Manager”) and Wellington Management Company, LLP, a limited liability partnership organized under the laws of the Commonwealth of Massachusetts (“Wellington” or “Adviser”).

FMG LLC and Wellington agree to modify the Investment Advisory Agreement dated as of May 1, 2011 (“Agreement”) as follows:

1. New Portfolios. FMG LLC hereby appoints Wellington to serve as the Adviser to an Allocated Portion of each of Multimanager Technology Portfolio and Multimanager Mid Cap Growth Portfolio (“New Portfolios”).

2. Existing Portfolio. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser to EQ/Mid Cap Value PLUS Portfolio.

3. Duration of Agreement.

a.	Except as noted in subsection (b) below, with respect to the Portfolio specified in Appendix A to the Agreement (except as provided below), the Agreement will continue in effect for a 12 month period beyond [ , 2014] and may be continued thereafter pursuant to subsection (c) below.

b.	With respect to each New Portfolio specified in Amendment No. 1, the Agreement will continue in effect for a period of two years beginning [ , 2014 and may be continued thereafter pursuant to subsection (c) below.

c.	With respect to each Portfolio, the Agreement shall continue in effect annually after the date specified in subsection (a) or (b), as the case may be, only so long as such continuance is specifically approved at least annually by a majority of the Trustees who are not a party to the agreement or interested persons (as defined in the Investment Company Act of 1940, as amended (“1940 Act”) (“Independent Trustees”), and by either the Board of Trustees or a vote of a majority of the outstanding shares of the Portfolio. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to a Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the 1940 Act) vote to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by majority of the outstanding voting securities of (a) any other Portfolio affected by the Agreement, or (b) all the Portfolios of the Trust.

4. Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser is hereby replaced in its entirety by Appendix A attached hereto.

5. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		WELLINGTON MANAGEMENT COMPANY LLP

By:		By:
	Steven M. Joenk	Name:
	Chairman, Chief Executive Officer and President	Title:

APPENDIX A

TO

INVESTMENT ADVISORY AGREEMENT

WITH

WELLINGTON MANAGEMENT COMPANY LLP

Portfolio	Annual Advisory Fee Rate**
EQ/Mid Cap Value PLUS Portfolio*	0.55% of the Wellington Allocated Portion’s average daily net assets up to and including $150 million; and 0.45% of the Wellington Allocated Portion’s average daily net assets in excess of $150 million.

Multimanager Technology Portfolio*	0.65% of the Wellington Allocated Portion’s average daily net assets up to and including $50 million; 0.55% of the Wellington Allocated Portion’s average daily net assets in excess of $50 million up to and including $100 million; and 0.45% of the Wellington Allocated Portion’s average daily net assets in excess of $100 million.

Multimanager Mid Cap Growth Portfolio*	0.45% of the Wellington Allocated Portion’s average daily net assets up to and including $100 million; and 0.40% of the Wellington Allocated Portion’s average daily net assets in excess of $100 million.

*	Fee to be paid with respect to this Portfolio shall be based only on the portion of the Fund’s average daily net assets advised by the Adviser, which in the aggregate may be referred to as the “Wellington Allocated Portion.”
**	The daily advisory fee for the Wellington Allocated Portion is calculated by multiplying the aggregate net assets of the Wellington Allocated Portion at the close of the immediately preceding business day by the annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.